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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2002

REGISTRATION NO. 333-36084

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WIND RIVER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2873391 (I.R.S. employer identification no.)

500 Wind River Way
Alameda, California 94501
(510) 748-4100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MARLA ANN STARK
Vice President, Legal and General Counsel
500 Wind River Way
Alameda, California 94501
(510) 748-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey, Esq.
Cydney S. Posner, Esq.
Gian-Michele aMarcha, Esq.
Cooley Godward llp
One Maritime Plaza, 20th Floor
San Francisco, California 94111
(415) 693-2000

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, on such date as the Securities Exchange Commission, acting pursuant to said Section 8(c), may determine.

Deregistration of Securities

        On May 2, 2000, Wind River Systems, Inc. ("Wind River") filed its Registration Statement on Form S-3 (File No. 333-36084) (the "Registration Statement"), covering 5,474,788 shares of Wind River's common stock to be sold from time to time by selling stockholders of Wind River named therein. The Registration Statement was filed in order to register shares of Wind River's common stock issued to the former stockholders of Embedded Support Tools Corporation, which was acquired by Wind River on March 31, 2000. Wind River amended the Registration Statement on June 29, 2000. On July 6, 2000, the Securities and Exchange Commission declared the Registration Statement effective.

        In accordance with the undertaking contained in the Registration Statement pursuant to item 512(a)(3) of Regulation S-K, is filing this Post-Effective Amendment to remove from registration all of the shares that remain unsold under the Registration Statement as of the date hereof, calculated to be 3,463,837 shares of common stock, based on the records of Wind River's transfer agent. Wind River is seeking deregistration of these shares because its obligation to maintain the effectiveness of the Registration Statement pursuant to the registration rights agreement between Wind River and Embedded Support Tools Corporation has expired.

        Accordingly, Wind River is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister such number of the shares of its common stock registered pursuant to the Registration Statement as remain unsold thereunder as of the date hereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 2nd day of April 2002.

WIND RIVER SYSTEMS, INC.
By:	/s/ THOMAS ST. DENNIS President and Chief Executive Officer

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date

/s/ THOMAS ST. DENNIS (Thomas St. Dennis)	President, Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2002
/s/ MICHAEL ZELLNER (Michael Zellner)	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2002
/s/ JERRY L. FIDDLER (Jerry L. Fiddler)	Chairman of the Board of Directors	April 2, 2002
/s/ NARENDRA K. GUPTA (Narendra K. Gupta)	Vice Chairman of the Board of Directors	April 2, 2002
(John C. Bolger)	Director
/s/ WILLIAM B. ELMORE (William B. Elmore)	Director	April 2, 2002
/s/ JAMES W. BAGLEY (James W. Bagley)	Director	April 2, 2002
/s/ GRANT M. INMAN (Grant M. Inman)	Director	April 2, 2002

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Deregistration of Securities
SIGNATURES